Exhibit 5.1

ALSTON&BIRD LLP

One Atlantic Center

1201 West Peachtree Street

Atlanta, Georgia 30309-3424

404-881-7000

Fax: 404-881-7777

www.alston.com

June 15, 2012

PSS World Medical, Inc.

    and the guarantors listed on Annex A

4345 Southpoint Boulevard

Jacksonville, Florida 32216

Re: Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to PSS World Medical, Inc., a Florida corporation (the “Issuer”), and the guarantors listed on Annex A (the “Guarantors,” and together with the Issuer, the “Registrants”) in connection with the filing of the above-referenced Registration Statement (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) to register under the Securities Act of 1933, as amended (the “Securities Act”), (a) $250,000,000 aggregate principal amount of the Issuer’s 6.375% Senior Notes due 2022 (the “New Notes”) and (b) the related guarantees of the New Notes by the Guarantors (the “New Guarantees,” and together with the New Notes, the “Securities”) to be issued under an Indenture, dated as of February 24, 2012, and a Supplemental Indenture, dated June 15, 2012 (collectively, the “Indenture”), among the Issuer, the Guarantors and U.S. Bank National Association, as Trustee (the “Trustee”). Following the effectiveness of the Registration Statement, the Registrants intend to issue the Securities to the holders of $250,000,000 aggregate principal amount of the Issuer’s outstanding 6.375% Senior Notes due 2022 (the “Old Notes”) in exchange for the Old Notes and the related guarantees of the Old Notes by the Guarantors (the “Old Guarantees,” and together with the Old Notes, the “Old Securities”).

This opinion letter is rendered pursuant to Item 21 of Form S-4 and Item 601 of the Commission’s Regulation S-K.

We have examined (i) the Articles of Incorporation, Articles of Organization, Certificate of Incorporation, Certificate of Formation, Charter, or Certificate of Limited Partnership, as applicable, of each of the Registrants, (ii) the Bylaws, Limited Liability Company Operating Agreement, or Limited Partnership Agreement, as applicable, of each of the Registrants, (iii) records of proceedings of the board of directors or board of managers, as applicable, of each of the Registrants, (iv) the Old Notes, including the notations of the Old Guarantees as set forth on the Old Notes, (v) the proposed form of the New Notes set forth in the Indenture, including the notations of the New Guarantees

Atlanta • Brussels • Charlotte • Dallas • Los Angeles • New York • Research Triangle • Silicon Valley • Ventura County • Washington, D.C

PSS World Medical, Inc.

June 15, 2012

as set forth on the New Notes, (vi) the Indenture, (viii) the Purchase Agreement, dated February 16, 2012, among the Issuer, the Guarantors and Credit Suisse Securities (USA) LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as the Initial Purchasers, (ix) the Registration Rights Agreement, dated February 24, 2012, among the Issuer, the Guarantors and such Initial Purchasers and (x) the Registration Statement. We also have made such further legal and factual examinations and investigations as we deemed necessary for purposes of expressing the opinion set forth herein.

As to certain factual matters relevant to this opinion letter, we have relied conclusively upon originals or copies, certified or otherwise identified to our satisfaction, of such other records, agreements, documents and instruments, including certificates or comparable documents of officers of the Registrants and of public officials, as we have deemed appropriate as a basis for the opinion hereinafter set forth.

In rendering our opinion set forth below, we have assumed, without any independent verification, (i) the legal capacity of all natural persons, (ii) the genuineness of all signatures, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to the original documents of all documents submitted to us as conformed, facsimile, photostatic or electronic copies, (v) that the form of the Securities will conform to that included in the Indenture, (vi) the due authorization, execution and delivery of the Indenture by the Trustee under the laws of its jurisdiction of incorporation or organization, (vii) that all parties (other than the Registrants) to the documents examined by us have full power and authority under the laws of their respective jurisdictions of incorporation or organization to execute, deliver and perform their obligations under such documents and under the other documents required or permitted to be delivered and performed thereunde0,r and (viii) that the Indenture has been duly qualified under the Trust Indenture Act of 1939.

Our opinion set forth below is limited to the laws of the States of California, Delaware, Florida, Georgia, Mississippi, New York, Tennessee, and Washington and the federal laws of the United States of America to the extent referred to specifically herein, and we do not express any opinion herein concerning any other laws.

The only opinion rendered by us consists of those matters set forth in the eighth paragraph hereof, and no opinion may be implied or inferred beyond the opinion expressly stated.

Based on and subject to the foregoing, it is our opinion that, upon due execution of the Securities by the Registrants, due authentication thereof by the Trustee in accordance with the Indenture and issuance and delivery thereof in exchange for the Old Securities as contemplated by the Registration Statement, the Securities will be validly issued and will constitute legally binding obligations of the Registrants, entitled to the benefits of the Indenture and enforceable against the Registrants in accordance with their terms, subject to (i) bankruptcy, fraudulent conveyance or fraudulent transfer, insolvency, reorganization, moratorium, liquidation, conservatorship, and similar laws, and

PSS World Medical, Inc.

June 15, 2012

limitations imposed under judicial decisions related to or affecting creditors’ rights and remedies generally; (ii) general equitable principles, regardless of whether the issue of enforceability is considered in a proceeding in equity or at law, and principles limiting the availability of the remedy of specific performance; and (iii) concepts of good faith, fair dealing and reasonableness.

We consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” in the prospectus constituting a part thereof. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Alston & Bird LLP

By:	/s/ Sarah E. Ernst
Sarah E. Ernst
A Partner

Annex A

Ancillary Management Solutions, Inc.
Blue Medical Supply, Inc.
BottomLine Medical Solutions, LLC
Cascade Medical Supply, Inc.
ClaimOne, LLC
Dispensing Solutions Acquisition Corp.
Dispensing Solutions, Inc.
DS Holdings, Inc.
DSRx, Inc.
Federal Medical Supplies, Inc.
Gulf South Medical Supply, Inc.
Infolab, LLC
Keltman Pharmaceuticals, Inc.
Linear Holdings, LLC
Linear Medical Solutions, LLC
Physician Sales & Service, Inc.
Physician Sales & Service Limited Partnership
POC Management Group, LLC
ProClaim, Inc.
PSS Holding, Inc.
PSS Service, Inc.
Rebel Distributors Corp.
Scrip Pak, LLC
Stat Rx USA, LLC
Theratech, Inc.
ThriftyMed, Inc.
World Medical Government Solutions, LLC
WorldMed Shared Services, Inc.